Exhibit 2.2
FOR IMMEDIATE RELEASE
8 June 2009
Not for release, publication or distribution in whole or in part, in, into or from the United States, Canada, Australia or Japan or any other jurisdiction where it is unlawful to do so
Recommended all cash offer
for BPP Holdings plc
by Apollo UK Acquisition Company Limited,
a wholly-owned subsidiary of Apollo Global, Inc.
The board of Apollo UK, a newly-incorporated, wholly-owned subsidiary of Apollo Global, and the board of BPP are pleased to announce the terms of a recommended all cash offer for the entire issued and to be issued share capital of BPP by Apollo UK.
Apollo Global, a joint venture formed in 2007, is 80.1 per cent. owned by Apollo Group, Inc. and 19.9 per cent. owned by private equity firm The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Group has been an education provider for more than 30 years and has established itself as a leading provider of higher education programmes in the United States that meet the needs of the working adult.
Transaction summary
•	Under the terms of the Acquisition, Scheme Shareholders will be entitled to receive 620 pence per Scheme Share in cash, valuing the entire issued and to be issued share capital of BPP at approximately £303.5 million.
•	The price represents a premium of:
•	69.9 per cent. to the Closing Price of 365 pence for each BPP Share on 28 April 2009, the last business day prior to the date that BPP announced that it was in talks with Apollo Global that may or may not lead to an offer at 620 pence per BPP Share;

•	82.1 per cent. to the average Closing Price of 340.5 pence for each BPP Share over the three months prior to 28 April 2009, the last business day prior to the date that BPP announced that it was in talks with Apollo Global that may or may not lead to an offer at 620 pence per BPP Share; and

•	9.3 per cent. to the Closing Price of 567 pence for each BPP Share on 5 June 2009, the last business day prior to the date of this announcement.

•	The Acquisition is expected to be effected by means of a scheme of arrangement between BPP and BPP Shareholders under Part 26 of the Companies Act 2006. This procedure involves an application by BPP to the Court to sanction the Scheme and to confirm the cancellation of the Scheme Shares.
•	Apollo UK has received irrevocable undertakings to: (i) vote in favour of the Acquisition at the Court Meeting; (ii) vote in favour of the resolutions required to implement the Acquisition to be proposed at the General Meeting; and (iii) if the Acquisition is subsequently structured as a takeover offer, to accept any potential recommended takeover offer made by Apollo Global, from all of the directors of BPP who have a beneficial holding of BPP Shares in respect of their entire beneficial interest, amounting to an aggregate of 46,822 BPP Shares, representing approximately 0.1 per cent. of BPP’s existing issued share capital.
•	The undertakings referred to above shall lapse, inter alia, if the board of directors of BPP withdraws its recommendation of the Acquisition or if the Scheme Document is not despatched on or before the date which is 28 days after the date of this announcement.
•	The implementation of the Scheme will be subject to the Conditions and certain further terms referred to in Appendix I to this announcement and to be set out in the Scheme Document.
•	Upon the Scheme becoming effective, it will be binding on all BPP Shareholders, irrespective of whether they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour).
•	The Scheme Document will be posted as soon as practicable and in any event within 28 days from the date of this announcement. Subject to the approval of the BPP Shareholders and the satisfaction or waiver of the other Conditions, it is expected that the Scheme will become effective on or around 31 July 2009.
•	Apollo Global views BPP as a strategic and unique opportunity to expand its international educational services offerings to the UK and Europe and believes that the opportunities in the UK education market and BPP’s leading brand, together with the depth and breadth of talent of BPP’s management team and employee base, make BPP an attractive investment.
•	The UK is experiencing growth in online educational programmes and BPP is well positioned to offer flexible educational offerings designed to meet the needs of the working adult and their employers, as well as those of traditional higher and secondary education students.
•	The Acquisition will provide Apollo Global with access to life-long learning programmes in the professional education sector, establish a significant UK and pan-European platform and expand the range of advanced degrees and cross-border educational opportunities it offers its students.

•	Apollo Global appreciates the importance of the key safeguards which ensure that high quality education and training are provided to BPP’s customers, and plans to uphold the integrity and quality of the educational products at BPP. Apollo is committed to supporting the key processes and procedures put in place to safeguard delivery of BPP’s educational programmes, especially the independent Academic Council for the College, and understands the need to comply with the various applicable external educational and training regulatory frameworks.
BPP Board’s recommendation
•	The BPP Board, which has been so advised by Hawkpoint, considers the terms of the Acquisition to be fair and reasonable. In providing its advice to the BPP Board, Hawkpoint has taken into account the commercial assessments of the BPP Board.
•	Accordingly, the BPP Board unanimously recommends that BPP Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting, as its shareholder directors have irrevocably undertaken to do (or direct to be done) in respect of their entire beneficial holdings of BPP Shares amounting to, in aggregate, 46,822 BPP Shares, representing approximately 0.1 per cent. of the existing issued share capital of BPP.
Commenting on the Acquisition, Gregory Cappelli, Co-Chief Executive Officer of Apollo Group, Inc. and Chairman of Apollo Global, Inc. said:
“We’re thrilled to be joining forces with this outstanding education institution in the UK. The combination of our brands, educational offerings and technological capabilities will provide greater opportunities for students and employees of both institutions. We look forward to working together and building upon the success of this premier organisation.”
David Sugden, Chairman of BPP, said:
“The offer from Apollo UK provides an excellent opportunity for all of our stakeholders. For shareholders, it presents an opportunity to realise an attractive premium in cash for their shareholding at a time of economic uncertainty and at a very early stage in the development of our Business School. For our employees, it allows them to continue their excellent work in making BPP a leading education provider but to do so with the additional benefit of the scale of resources and expertise that Apollo can provide. For our customers, they will see our educational products enhanced by the expertise that Apollo will bring whilst enjoying continuity in the people and facilities that they are used to dealing with. Everyone who has been involved in BPP in the 33 years since it was founded can be proud of the great company that it is today.”
This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). Appendix III to the following announcement contains definitions of certain terms used in this summary and the following announcement.
In accordance with Rule 19.11 of the City Code, a copy of this announcement will be published on the following websites: www.bpp.com/ir/ and www.apollogroup.edu.
PRESS ENQUIRIES
For further information contact:
Apollo Global, Inc. and Apollo Group, Inc.

All enquiries to:
The Maitland Consultancy Limited	020 7379 5151
PR adviser to Apollo UK, Apollo Global and Apollo Group
David Waller
James Devas

Credit Suisse	020 7888 8888
Financial adviser and corporate broker to Apollo UK and Apollo Global
Richard Probert
Zachary Brech

BPP Holdings plc	020 8740 2222
David Sugden
Roger Siddle
Chris Ross-Roberts

Hawkpoint Partners Limited	020 7665 4500
Financial adviser to BPP
Paul Baines
Simon Gluckstein

Tulchan Communications	020 7353 4200
PR adviser to BPP
Andrew Honnor
Stephen Malthouse

Panmure Gordon (UK) Limited	020 7459 3600
Broker to BPP
Dominic Morley

Investec Bank plc	020 7597 5000
Broker to BPP
Keith Anderson
Credit Suisse Securities (Europe) Limited (“Credit Suisse”), which is authorised and regulated by the Financial Services Authority in the United Kingdom, is acting for Apollo UK and Apollo Global and for no one else in connection with the Acquisition and will not be responsible to any person other than Apollo UK and Apollo Global for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the Acquisition, the content of this announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.
Hawkpoint Partners Limited (“Hawkpoint”), which is authorised and regulated by the Financial Services Authority, is acting for BPP and no one else in connection with the Acquisition and will not be responsible to any person other than BPP for providing the protections afforded to clients of Hawkpoint or for providing advice in relation to the Acquisition, the content of this announcement or any matter referred to herein.
This announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for, securities. Any response to the Acquisition should be made only on the basis of information referred to in the Scheme Document which BPP intends to despatch shortly to BPP Shareholders and, for information only, to persons with information rights and to holders of options/awards under the BPP Share Schemes.
The availability of the Acquisition to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Any failure to comply with these requirements may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to overseas shareholders will be contained in the Scheme Document.
The Acquisition referred to in this document will not be made available directly or indirectly, in, into or by use of the mails of, or by any means (including, without limitation, telephonically or electronically) or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. This document does not constitute an offer in the United States, Canada, Australia or Japan or any other such jurisdiction and the Acquisition will not be made available by any such use or means from or within the United States, Canada, Australia or Japan or any such other jurisdiction. Accordingly this document is not being, and should not be, mailed, transmitted or otherwise distributed, in whole or in part, in or into or from the United States, Canada, Australia or Japan or any such other jurisdiction.
The Apollo UK Directors and the Apollo Global Directors accept responsibility for the information contained in this announcement other than information for which the BPP Board accepts responsibility. To the best of the knowledge and belief of the Apollo UK Directors and the Apollo Global Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The BPP Board accepts responsibility for the information contained in paragraphs 2, 4, 6, 8, 9, 10, 14, 16 and 17 of this announcement. To the best of the knowledge and belief of the directors of BPP (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS
This document contains certain forward looking statements with respect to the financial condition, results of operations and business of BPP, the Acquisition and certain plans and objectives of the boards of BPP, Apollo Global and Apollo UK. These forward looking statements can be identified by the fact that they do not relate to historical or current facts. Forward looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of BPP, Apollo Global and Apollo UK in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward looking statements involve risk and uncertainty and the factors described in the context of such forward looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements.
Although the boards of Apollo UK, Apollo Global and BPP believe the expectations in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. The boards of BPP, Apollo Global and Apollo UK assume no obligation to update or correct the information contained in this document.
DEALING DISCLOSURE REQUIREMENTS
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of BPP, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BPP, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BPP by Apollo UK, Apollo Global or BPP, or by any of their respective “associates”, must be disclosed by not later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.
Rule 2.10 disclosure
In accordance with Rule 2.10 of the City Code, the current issued share capital of BPP comprises 48,952,695 ordinary shares of 10 pence each and admitted to trading on the London Stock Exchange under the UK ISIN Code GB0000698414.

FOR IMMEDIATE RELEASE
8 June 2009
Not for release, publication or distribution in whole or in part, in, into or from the United States, Canada, Australia or Japan or any other jurisdiction where it is unlawful to do so
Recommended all cash offer
for BPP Holdings plc
by Apollo UK Acquisition Company Limited,
a wholly-owned subsidiary of Apollo Global, Inc.
1.	Introduction

The board of Apollo UK, a newly-incorporated, wholly-owned subsidiary of Apollo Global, and the board of BPP are pleased to announce they have reached agreement on the terms of a recommended all cash offer for the entire issued and to be issued share capital of BPP. Apollo UK has been formed for the purposes of making the Acquisition.

Apollo Global, a joint venture formed in 2007, is 80.1 per cent. owned by Apollo Group and 19.9 per cent. owned by private equity firm The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Group has been an education provider for more than 30 years. Through its subsidiaries, the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Meritus University, Apollo Group has established itself as a leading provider of higher education programmes in the United States primarily by focusing on meeting the needs of the working adult.

2.	The Acquisition

Under the terms of the Scheme, which will be subject to the Conditions and certain further terms set out in Appendix I, and to be set out in full in the Scheme Document, Scheme Shareholders will be entitled to receive:

For each BPP Share	620 pence in cash
The terms of the Acquisition value the entire issued and to be issued share capital of BPP at approximately £303.5 million.
The Acquisition represents a premium of:

•	69.9 per cent. to the Closing Price of 365 pence for each BPP Share on 28 April 2009, the last business day prior to the date that BPP announced that it was in talks with Apollo Global that may or may not lead to an offer at 620 pence per BPP Share;

•	82.1 per cent. to the average Closing Price of 340.5 pence for each BPP Share over the three months prior to 28 April 2009, the last business day prior to the date that BPP announced that it was in talks with Apollo Global that may or may not lead to an offer at 620 pence per BPP Share; and

•	9.3 per cent. to the Closing Price of 567 pence for each BPP Share on 5 June 2009, the last business day prior to the date of this announcement.
The Scheme Document, containing further details of the Acquisition (including notices of the Court Meeting and the General Meeting) together with the Forms of Proxy, will be posted to BPP Shareholders, and, for information only, to persons with information rights and to participants in the BPP Share Schemes, as soon as practicable and in any event within 28 days of this announcement, unless otherwise agreed with the Panel. Resolutions to, amongst other things, approve the Scheme and the Capital Reduction will be put to BPP Shareholders at the Court Meeting and the General Meeting respectively. It is expected that the Court Meeting and the General Meeting to approve the Acquisition will be held on or about 15 July 2009. Subject to approval of the BPP Shareholders and the satisfaction or waiver of the other Conditions, it is expected that the Scheme will become effective on or around 31 July 2009.

3.	Background to and reasons for the Acquisition

Apollo Global was formed in 2007 with the intention of making a range of investments in the international education services sector, primarily in countries outside the US with attractive demographic and economic growth characteristics.

Apollo Global believes that the opportunities provided by the UK education market and BPP’s leading brand, together with the depth and breadth of talent of BPP’s management team and employee base, make BPP an attractive investment. Apollo Global has noted BPP’s growth profile along with its ability to enter new markets and consistently expand its course offerings.

Acquisition Rationale

The UK is an attractive market for Apollo Global. Student participation rates in both the professional and legal markets have steadily increased over time as employment opportunities in these sectors have increased. Additionally, the overall penetration rates of higher education amongst school age students have seen a steady increase and are expected to continue over time. Based largely upon the strong international reputation of UK degrees, the UK is the second largest market in the world for international students pursuing higher education qualifications. International student mobility is anticipated to continue to increase, benefiting the UK market.
The UK is also experiencing growth in the market for online educational programmes as evidenced by growth in online graduate business enrolments. Apollo Global expects that there will be increasing demand for flexible study options from working adults as well as traditional higher and secondary education students in the UK.
BPP’s focus on academic quality and student outcomes has allowed it to maintain a high quality reputation amongst employers and consumers. The Company’s Professional Education businesses, its Law School and the recently established Business School are well positioned to take advantage of the opportunities provided in the market.
Benefits to BPP
Apollo Global is expected to have a significant impact on the operations and educational offerings of BPP. Apollo Group has more than 30 years’ experience delivering a broad range of educational programmes and curricula through various modalities.
Apollo Group has significant expertise in the development, management and delivery of both online and campus-based education. Online education has become an increasingly important delivery mechanism throughout the world as it provides greater access and flexibility for students. Apollo Group believes it is a global leader in the delivery of online education today and can assist BPP in its efforts to develop this modality further in the UK and other markets.
Apollo Group has historically focused on delivering educational solutions for the working adult. These include, but are not limited to, robust student services and support, online and on-campus course options, flexible schedules and access to significant learning resources designed around the needs of professionals. Apollo Group believes that it can assist BPP in further developing this market segment which is central to Apollo Group’s strategy.
Additionally, through its Insight Schools Unit, Apollo Group participates in the US High School market (14-18 year old age group). Insight Schools offers curriculum and administrative services to public schools to operate full-time online programmes. Currently Insight Schools serves students in 10 states in the US. Apollo Group believes that it is in a unique position to assist BPP in further growing and developing its schools business in a variety of ways.

Apollo Global appreciates the importance of the key safeguards which ensure that high quality education and training are provided to BPP’s customers, and plans to uphold the integrity and quality of the educational products at BPP. Apollo is committed to supporting the key processes and procedures put in place to safeguard delivery of BPP’s educational programmes, especially the independent Academic Council for the College and understands the need to comply with the various applicable external educational and training regulatory frameworks.

Benefits to Apollo Global

The acquisition of BPP would provide Apollo Global with access to life-long learning products in the professional education sector. It would establish a significant UK and pan-European platform for Apollo Global, enabling it to expand the range of advanced degrees and cross-border educational opportunities it offers its students.

4.	Background to and reasons for recommending the Acquisition

Although the BPP Board believes that BPP would have a strong future as an independent business, in assessing whether the terms of the Acquisition are fair and reasonable, it considers that the Acquisition represents an opportunity for BPP Shareholders to realise the entire value of their investment at an attractive premium to the current market value of BPP, as set out in paragraph 2 above.

In addition, the BPP Board considers that the form of consideration being offered by Apollo Global provides all BPP Shareholders with the ability to crystallise fully the value of their investment at a time of general economic uncertainty.

Furthermore, the BPP Board believes that the terms of the Acquisition fairly reflect the current market position of the business, its past performance to date and its prospects.

5.	Financing of the Acquisition

The Acquisition will be funded with cash provided by Apollo Global.

As required by the City Code, Credit Suisse, as financial adviser to Apollo UK, confirms that it is satisfied that sufficient resources are available to Apollo UK to satisfy in full the cash consideration payable to BPP Shareholders under the terms of the Acquisition.

6.	Recommendation

The BPP Board, which has been so advised by Hawkpoint, considers the terms of the Acquisition to be fair and reasonable. In providing its advice to the BPP Board, Hawkpoint has taken into account the commercial assessments of the BPP Board.

Accordingly, the BPP Board unanimously recommends that BPP Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting, as its shareholder directors have irrevocably undertaken to do (or direct to be done) in respect of their entire beneficial holdings of BPP Shares amounting to, in aggregate, 46,822 BPP Shares, representing approximately 0.1 per cent. of the existing issued share capital of BPP.

7.	Irrevocable undertakings

Apollo UK has received irrevocable undertakings to: (i) vote in favour of the Acquisition at the Court Meeting; (ii) vote in favour of the resolutions required to implement the Acquisition to be proposed at the General Meeting; and (iii) if the Acquisition is subsequently structured as a takeover offer, to accept any potential recommended takeover offer made by Apollo Global, from all of the directors of BPP who have a beneficial holding of BPP Shares in respect of their entire beneficial interest, amounting to an aggregate of 46,822 BPP Shares, representing approximately 0.1 per cent. of BPP’s existing issued share capital. The directors of BPP who have given such irrevocable undertakings are as follows:

Number of BPP
Shares
David Sugden	19,500
Carl Lygo	17,412
Si Hussain	2,530
Michael Kirkham	2,380
Nicola Nicholls	5,000
Total	46,822

The undertakings shall lapse, inter alia, if the BPP Board withdraws its recommendation of the Acquisition or if the Scheme Document is not despatched on or before the date which is 28 days after the date of the Announcement.

8.	Information on BPP

BPP is a leader in the provision of professional education and training, developing careers by helping people to attain and build on professional qualifications.

BPP provides its training and professional education through three separate operating divisions: BPP Professional Education, BPP College of Professional

Studies and Mander Portman Woodward (premium independent fifth and sixth form colleges).

For the financial year ended 31 December 2008, BPP reported profit on ordinary activities before taxation of £19.6 million (2007: £18.5 million) on turnover of £165.5 million (2007: £150.0 million). Net assets as at 31 December 2008 were £14.9 million (31 December 2007: £16.1 million). 14 per cent. of revenues in 2008 were generated from outside the UK (2007: 14 per cent.).

9.	Current trading and prospects of BPP

On 30 April 2009, BPP released its Interim Management Statement in which the Chairman stated that:

“We are pleased to report a good start to the year continuing the progress achieved in 2008. Group revenue for the quarter to 31 March 2009 was £42.0 million, 4 per cent. ahead of the same period last year. As expected, the performance improvement initiatives launched in 2008 are starting to have an impact.

The performance of the business in the first quarter has been broadly in line with the trends we outlined at the time of our full year results announcement in March.

Our core Examinations and Law School businesses continue to perform well, benefiting from their significant pipeline of multi year programme students and premium market positions. As highlighted in our preliminary announcement in March 2009, although they only constitute a small part of our business, revenues directly exposed to the Financial Services sector and other short term discretionary courses have continued to weaken. Our focus on margins and cost control remains strong and to date we have been able to improve our margin.

The second half of the year is always an important period for our business when our Law, MPW and Accountancy Examinations businesses take on significant new enrolments. Whilst historically these enrolments have proved resilient in difficult economic circumstances, it is difficult to predict what impact, if any, current economic conditions may have on the business in the short to medium term.

The performance improvement action programmes resulting from our Full Potential Review are being implemented with an ongoing benefit to margins. One of these is the installation of our new integrated system for managing delivery of our services from customer booking through to delivery, invoicing and accounting. We have successfully implemented our new financial general ledger system. The front end customer system has not yet achieved the user testing standards we require to ensure that it will work faultlessly during our peak booking season in August and September. Consequently, we have taken the decision not to go fully live with this system until after the peak booking period to avoid putting at risk the substantial revenue generated during this time. This delay will mean that £1m of benefits expected to be realised in 2009 will not now be realised until next year. Despite this delay we remain confident that this system will fully deliver the expected benefits in 2010.

We are, however, maintaining our focus on performance improvement and the key programmes identified by our Full Potential Review and are confident that, by executing on our clear priorities, we will continue to deliver sustainable long term growth for our shareholders.”

There has been no material change in the trading or prospects for BPP since that date.

10.	BPP Share Schemes

Appropriate proposals will be made to holders of options/awards under the BPP Share Schemes in due course. Details of these proposals will be set out in the Scheme Document.

11.	Directors, management and employees

Apollo Global recognises the significant achievements of the management team and employees of BPP in developing the BPP business, and attaches great importance to their skills and experience. They will be integral to the success of the Acquisition and Apollo Global believes that they will benefit from greater opportunities within the combined organisation. Apollo Global intends to support them fully in developing the BPP business in future.

Apollo Global has given the BPP Board assurances that, following completion of the Acquisition, the existing employment terms of both management and employees of BPP will be fully safeguarded. Apollo Global intends to retain BPP’s key employees and foresees no significant changes to the primary conditions of employment of BPP’s current employees or the principal locations of BPP’s business.

12.	Disclosure of interests in BPP

Save for the BPP Shares specified in the irrevocable undertakings referred to in paragraph 7 above, as at the close of business on 5 June 2009, being the latest practicable business day prior to the date of this announcement, neither Apollo UK, Apollo Global nor the Apollo UK Directors or the Apollo Global Directors, their immediate families or related trusts, nor, so far as Apollo UK and Apollo Global are aware, any party acting in concert with them, had any interest in or right to subscribe in respect of any relevant securities of BPP (including BPP Shares) or had any short positions in respect of relevant securities of BPP (including BPP Shares) or had borrowed or lent any relevant security of BPP.

13.	Inducement fee and exclusivity agreement

BPP has entered into an inducement fee and exclusivity agreement with Apollo Global under which BPP has given various undertakings to Apollo Global, including an undertaking that it will not solicit or initiate any possible offer for BPP or any other transaction which is inconsistent with, or an alternative to, the Acquisition.

BPP has agreed under the inducement fee agreement to pay an inducement fee to Apollo Global of one per cent. of the value of the Acquisition (inclusive of any recoverable VAT), calculated on a fully diluted basis. The inducement fee will be payable if an Independent Inconsistent Transaction is announced under Rule 2.5 of the City Code which is subsequently approved or recommended by the BPP Board or subsequently becomes or is declared unconditional in all respects or completes (as relevant).

If BPP is approached by a third party with a view to making an Independent Inconsistent Transaction and prior to such Independent Inconsistent Transaction becoming the subject of an announcement under Rule 2.5 of the City Code, if the BPP Board determines (acting reasonably and in good faith) that it is intending to recommend that Independent Inconsistent Transaction, BPP shall, as soon as reasonably practicable, notify Apollo Global of the fact of that approach and shall provide Apollo Global a period of 72 hours to revise and amend the terms of the Acquisition during which it will not recommend the Independent Inconsistent Transaction. If Apollo Global revises the terms of the Acquisition so that the value of the consideration is not less than the value offered by the Independent Inconsistent Transaction, the BPP Board shall recommend the revised Acquisition to BPP Shareholders. The obligations of BPP that are summarised in this paragraph are subject to the statutory and fiduciary duties of the BPP Board.

14.	Structure of the Acquisition

The Acquisition is expected to be effected by means of a scheme of arrangement between BPP and BPP Shareholders under Part 26 of the Companies Act 2006. This procedure involves, inter alia, an application by BPP to the Court to sanction the Scheme and to confirm the Capital Reduction.

The implementation of the Scheme will be subject to the Conditions and certain further terms referred to in Appendix I to this announcement and to be set out in the Scheme Document. To become effective, the Scheme will require, amongst other things, the following events to occur on or before 30 November 2009 or such later date as Apollo UK and BPP agree:

•	the Scheme being approved by a majority in number representing three-quarters or more in value of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof);

•	the special resolution in connection with and required to implement the Scheme and the Capital Reduction being duly passed by not less than 75 per cent. of the votes cast at the General Meeting (or at any adjournment thereof); and

•	the Court sanctioning the Scheme and confirming the Capital Reduction (in either case with or without modification, on terms agreed by Apollo UK and BPP) and an office copy of the Court Order and minute of the Capital Reduction attached thereto being delivered to the Registrar of Companies and registered by him.
Upon the Scheme becoming effective, it will be binding on all BPP Shareholders, irrespective of whether they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour). If the Scheme does not become effective on or before 30 November 2009, it will lapse and the Acquisition will not proceed (unless the Panel otherwise consents).

Further details of the Scheme will be contained in the Scheme Document, which will be posted to BPP Shareholders and, for information only, to persons with information rights and to holders of options/awards under the BPP Share Schemes as soon as practicable and in any event within 28 days of this announcement, unless otherwise agreed with the Panel. It is expected that the Court Meeting and the General Meeting to approve the Acquisition will be held on or about 15 July. Subject to shareholder approval and the satisfaction or waiver of the other Conditions, it is expected that the Scheme will become effective on or around 31 July 2009.

15.	Implementation Agreement

Apollo UK and BPP have entered into the Implementation Agreement which provides, inter alia, for the implementation of the Scheme and related matters in accordance with an agreed indicative timetable and contains certain assurances and confirmations between the parties, including provisions to implement the Scheme on a timely basis and governing the conduct of the BPP Group.

The Implementation Agreement terminates in certain circumstances, including:
•	if the resolutions approving the Scheme are not passed at the Court Meeting or General Meeting;

•	if the Acquisition has not become effective by 30 November 2009 or such later date as Apollo UK and BPP may agree; or

•	by notice from either Apollo UK or BPP in certain defined circumstances.
16.	Overseas shareholders

The availability of the Acquisition or the distribution of this announcement to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

This announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. BPP Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been dispatched.

17.	General

Appendix III contains definitions of the terms used in this announcement.

In accordance with Rule 19.11 of the City Code, a copy of this announcement will be published on the following websites: www.bpp.com/ir/ and www.apollogroup.edu.

18.	Press enquiries

For further information contact:
Apollo Global, Inc. and Apollo Group, Inc.

All enquiries to:
The Maitland Consultancy Limited	020 7379 5151
PR adviser to Apollo UK, Apollo Global and Apollo Group
David Waller
James Devas

Credit Suisse	020 7888 8888
Financial adviser and corporate broker to Apollo UK and Apollo Global
Richard Probert
Zachary Brech

BPP Holdings plc	020 8740 2222

David Sugden
Roger Siddle
Chris Ross-Roberts

Hawkpoint Partners Limited	020 7665 4500
Financial adviser to BPP
Paul Baines
Simon Gluckstein

Tulchan Communications	020 7353 4200
PR adviser to BPP
Andrew Honnor
Stephen Malthouse

Panmure Gordon (UK) Limited	020 7459 3600
Broker to BPP
Dominic Morley

Investec Bank plc	020 7597 5000
Broker to BPP
Keith Anderson
Credit Suisse Securities (Europe) Limited (“Credit Suisse”), which is authorised and regulated by the Financial Services Authority in the United Kingdom, is acting for Apollo UK and Apollo Global and for no one else in connection with the Acquisition and will not be responsible to any person other than Apollo UK and Apollo Global for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the Acquisition, the content of this announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.
Hawkpoint Partners Limited (“Hawkpoint”), which is authorised and regulated by the Financial Services Authority, is acting for BPP and no one else in connection with the Acquisition and will not be responsible to any person other than BPP for providing the protections afforded to clients of Hawkpoint or for providing advice in relation to the Acquisition, the content of this announcement or any matter referred to herein.
This announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for, securities. Any response to the Acquisition should be made only on the basis of information referred to in the Scheme Document which BPP intends to despatch shortly to BPP Shareholders and, for information only, to persons with information rights and to holders of options/awards under the BPP Share Schemes.
The availability of the Acquisition to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Any failure to comply with these requirements may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to overseas shareholders will be contained in the Scheme Document.
The Acquisition referred to in this document will not be made available directly or indirectly, in, into or by use of the mails of, or by any means (including, without limitation, telephonically or electronically) or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. This document does not constitute an offer in the United States, Canada, Australia or Japan or any other such jurisdiction and the Acquisition will not be made available by any such use or means from or within the United States, Canada, Australia or Japan or any such other jurisdiction. Accordingly this document is not being, and should not be, mailed, transmitted or otherwise distributed, in whole or in part, in or into or from the United States, Canada, Australia or Japan or any such other jurisdiction.
The Apollo UK Directors and the Apollo Global Directors accept responsibility for the information contained in this announcement other than information for which the BPP Board accepts responsibility. To the best of the knowledge and belief of the Apollo UK Directors and the Apollo Global Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The BPP Board accepts responsibility for the information contained in paragraphs 2, 4, 6, 8, 9, 10, 14, 16 and 17 of this announcement. To the best of the knowledge and belief of the directors of BPP (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS
This document contains certain forward looking statements with respect to the financial condition, results of operations and business of BPP, the Acquisition and certain plans and objectives of the boards of BPP, Apollo Global and Apollo UK. These forward looking statements can be identified by the fact that they do not relate to historical or current facts. Forward looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”,

“goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of BPP, Apollo Global and Apollo UK in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward looking statements involve risk and uncertainty and the factors described in the context of such forward looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements.
Although the boards of Apollo UK, Apollo Global and BPP believe the expectations in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. The boards of BPP, Apollo Global and Apollo UK assume no obligation to update or correct the information contained in this document.
DEALING DISCLOSURE REQUIREMENTS
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of BPP, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BPP, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BPP by Apollo UK, Apollo Global or BPP, or by any of their respective “associates”, must be disclosed by not later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.
Rule 2.10 disclosure
In accordance with Rule 2.10 of the City Code, the current issued share capital of BPP comprises 48,952,695 ordinary shares of 10 pence each and admitted to trading on the London Stock Exchange under the UK ISIN Code GB0000698414.

APPENDIX I
Conditions and certain further terms of the Scheme and the Acquisition
The Acquisition shall be subject to the following Conditions:
A.	Conditions of the Acquisition

1.	The Acquisition will, if it is implemented by way of the Scheme, be conditional upon the Scheme becoming unconditional and becoming effective, subject to the City Code, by not later than 30 November 2009 or such later date (if any) as Apollo UK and BPP may, with the consent of the Panel, agree and (if required) the Court may allow.

The Scheme will be conditional upon:
(a)	the approval of the Scheme by a majority in number representing three-quarters or more in value of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof);

(b)	the special resolution in connection with and required to implement the Scheme and the Capital Reduction, set out in the notice of the General Meeting, being duly passed by the requisite majority at the General Meeting (or at any adjournment thereof); and

(c)	the sanction of the Scheme and the confirmation of the Capital Reduction by the Court (in each case with or without modification, on terms agreed by Apollo UK and BPP) and an office copy of the Court Order and minute of the Capital Reduction attached thereto being delivered to the Registrar of Companies and registered by him.
In addition, BPP and Apollo UK have agreed that, subject as stated in Part B below, application to the Court to sanction the Scheme and to confirm the Capital Reduction will not be made unless Conditions 1(a) and (b) above inclusive and 2 below have been fulfilled and unless immediately prior to the hearing to sanction the Scheme the Conditions noted below (as amended if appropriate) are satisfied or waived.
2.	Competition Issues

The Office of Fair Trading or the appropriate Minister indicating, in terms satisfactory to Apollo UK, that it is not the intention of the Office of Fair Trading or the appropriate Minister to refer the proposed acquisition of BPP by Apollo UK or any other matter arising therefrom to the Competition Commission and the deadline for appealing the relevant decision to the Competition Appeal Tribunal having expired with no appeal having been lodged beforehand.

3.	Authorisations

(a)	All authorisations in any jurisdiction which are necessary for, or in respect of, the Acquisition, its implementation or any acquisition of any shares in, or control of, BPP or any other member of the Wider BPP Group by any member of the Apollo Global Group having been obtained in terms and in a form satisfactory to Apollo UK acting reasonably from any relevant person or from any person or body with whom any member of the Wider BPP Group has entered into contractual arrangements and all such authorisations remaining in full force and effect and there being no intimation of any intention to revoke or not renew the same; and

(b)	all authorisations which Apollo UK reasonably considers necessary to carry on the business of any member of the Wider BPP Group remaining in full force and effect and there being no intimation of any intention to revoke or not to renew the same.

4.	Regulatory Intervention

No relevant person having taken, instituted, implemented or threatened any legal proceedings, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, order or decision or taken any other step and there not continuing to be outstanding any statute, regulation, order or decision that would or might reasonably be expected to:

(a)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares in, or control or management of, the Wider BPP Group by Apollo UK illegal, void or unenforceable; or

(b)	otherwise directly or indirectly prevent, prohibit or otherwise restrict, restrain, delay or interfere in the implementation of or impose additional conditions or obligations with respect to or otherwise challenge or require amendment of the Acquisition or any acquisition of BPP Shares by Apollo UK; or

(c)	require, prevent or materially delay the divestiture by Apollo UK of any BPP Shares or other securities in BPP; or

(d)	impose any limitation on the ability of any member of the Wider Apollo Global Group or any member of the Wider BPP Group to acquire or hold or exercise effectively, directly or indirectly, any rights of ownership of shares or other securities or the equivalent in any member of the Wider BPP Group or management control over any member of the Wider BPP Group; or

(e)	require, prevent or delay the disposal by BPP or any member of the Wider Apollo Global Group, or require the disposal or alter the terms of any proposed disposal by any member of the Wider Apollo Global Group, of all or any part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties; or

(f)	require any member of the Wider Apollo Global Group or of the Wider BPP Group to offer to acquire any shares or other securities (or the equivalent) in any member of the Wider BPP Group or any member of the Wider Apollo Global Group owned by any third party (in each case, other than in implementation of the Acquisition); or

(g)	impose any limitation on the ability of any member of the Wider Apollo Global Group or the Wider BPP Group to integrate or co-ordinate its business, or any material part of it, with the businesses or any part of the businesses of any other member of the Wider Apollo Global Group and/or the Wider BPP Group; or

(h)	result in any member of the Wider Apollo Global Group or the Wider BPP Group ceasing to be able to carry on business under any name under which it presently does so to an extent which is material to Apollo UK in the context of the Acquisition or, as the case may be, in the context of the Wider Apollo Global Group or the Wider BPP Group taken as a whole; or

(i)	otherwise adversely affect any or all of the businesses, assets, prospects or profits of any member of the Wider Apollo Global Group or the Wider BPP Group to an extent which is material to Apollo UK in the context of the Acquisition or as the case may be in the Wider Apollo Global Group or the Wider BPP Group taken as a whole;

and all applicable waiting and other time periods during which any such relevant person could institute, or implement or threaten any legal proceedings, having expired, lapsed or been terminated.

5.	Consequences of the Acquisition

Save as Disclosed there being no provision of any agreement to which any member of the Wider BPP Group is a party, or by or to which any such member, or any part of its assets, may be bound, entitled or subject, which would or might, in each case as a consequence of the Acquisition or of the acquisition or proposed acquisition of all or any part of the issued share capital of, or change of control or management of, BPP or any other member of the Wider BPP Group reasonably be expected to result (in each case to an extent which is material to Apollo UK in the context of the Acquisition or, as the case may be, in the context of the Wider BPP Group taken as a whole) in:

(a)	any assets or interests of any member of the Wider BPP Group being or falling to be disposed of or charged in any way or ceasing to be available to any member of the Wider BPP Group or any rights arising under which any such asset or interest could be required to be disposed of or charged in any way or could cease to be available to any member of the Wider BPP Group otherwise than in the ordinary course of business; or

(b)	any moneys borrowed by or other indebtedness (actual or contingent) of, or any grant available to, any member of the Wider BPP Group being or becoming repayable or capable of being declared repayable immediately or earlier than the repayment date stated in such agreement or the ability of such member of the Wider BPP Group to incur any such borrowing or indebtedness becoming or being capable of becoming withdrawn, inhibited or prohibited; or

(c)	any such agreement or the rights, liabilities, obligations or interests of any such member under it being terminated or adversely modified or affected or any onerous obligation arising or any adverse action being taken under or against it; or

(d)	the interests or business of any such member in or with any third party (or any arrangements relating to any such interests or business) being terminated or adversely modified or affected; or

(e)	the financial or trading position or prospects or value of any member of the Wider BPP Group being prejudiced or adversely affected; or

(f)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider BPP Group or any such security (whenever arising or having arisen) becoming enforceable or being enforced; or

(g)	any member of the Wider BPP Group ceasing to be able to carry on business under any name under which or on the terms on which it currently does so or any person presently not able to carry on business under any name under which any member of the Wider BPP Group currently does becoming able to do so; or

(h)	the creation of actual or contingent liabilities by any member of the Wider BPP Group; or

(i)	the ability of any member of the Wider Apollo Global Group to carry on any business or activity being adversely affected in any material respect,

and no event having occurred which, under any provision of any such agreement to which any member of the Wider BPP Group is a party, or by or to which any such member, or any of its assets, may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in subparagraphs (a) to (i) inclusive.

6.	No corporate action taken since the Accounting Date

Since the Accounting Date, save as otherwise Disclosed pursuant to transactions in favour of BPP or a wholly-owned subsidiary of BPP, no member of the Wider BPP Group having:

(a)	issued or agreed to issue or authorised or proposed the issue or grant of additional shares of any class or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save pursuant to the BPP Share Schemes); or

(b)	redeemed, purchased, repaid or reduced or proposed the redemption, purchase, repayment or reduction of any part of its share capital or made or proposed the making of any other change to its share capital other than pursuant to the implementation of the Acquisition; or

(c)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus issue or other distribution whether payable in cash or otherwise; or

(d)	merged or demerged with or from, or acquired, any body corporate or authorised or proposed or announced any intention to propose any such merger or demerger; or

(e)	other than in the ordinary course of business acquired or disposed of, transferred, mortgaged or charged, or created or granted any security interest over, any assets (including shares and trade investments) or authorised or proposed or announced any intention to propose any acquisition, disposal, transfer, mortgage, charge or creation or grant of any mortgage, charge or other security interest (which in any case is material in the context of the Wider BPP Group taken as a whole); or

(f)	issued or authorised or proposed the issue of any debentures or incurred or, save in the ordinary course of business, increased any borrowings, indebtedness or liability (actual or contingent) of any aggregate amount which is material in the context of the Wider BPP Group taken as a whole; or

(g)	entered into or varied, or authorised or proposed the entry into or variation of, or announced its intention to enter into or vary, any transaction, arrangement, contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or could involve an obligation of such nature or magnitude or which is or could be restrictive to the existing business of any member of the BPP Group or which is other than in the ordinary course of business and which in any such case is material in the context of the Wider BPP Group taken as a whole; or

(h)	other than in relation to the implementation of the Acquisition, entered into, implemented, effected, authorised or proposed or announced its intention to enter into, implement, effect, authorise or propose any contract, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business which is material in the context of the Wider BPP Group taken as a whole; or

(i)	waived or compromised any claim which is material in the context of the Wider BPP Group taken as a whole, or

(j)	entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract with any of the directors or senior executives of BPP or (to the extent it is material in the context of the Wider BPP Group taken as a whole) any of the directors or senior executives of any other member of the Wider BPP Group; or

(k)	taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction; or

(l)	been unable, or admitted in writing that it is unable, to pay its debts or has stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(m)	other than as required by the implementation of the Acquisition, made any alteration to its memorandum or articles of association, or other incorporation documents; or

(n)	other than as required by the implementation of the Acquisition, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the BPP Group which, in each case, is material in the context of the Wider BPP Group taken as a whole; or

(o)	entered into any agreement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition 6.

7.	Other events since the Accounting Date

In the period since the Accounting Date save as Disclosed:

(a)	no litigation or arbitration proceedings, prosecution, investigation or other legal proceedings having been announced, instituted, threatened or remaining outstanding by, against or in respect of, any member of the Wider BPP Group or to which any member of the Wider BPP Group is or may become a party (whether as claimant, defendant or otherwise) which is material in the context of the Wider BPP Group taken as a whole; or

(b)	no adverse change or deterioration having occurred in the business or assets or financial or trading position or prospects, assets or profits of any member of the Wider BPP Group which is material in the context of the Wider BPP Group taken as a whole; or

(c)	no enquiry or investigation by, or complaint or reference to, any relevant person against or in respect of any member of the Wider BPP Group having been threatened, announced, implemented or instituted or remaining outstanding by, against or in respect of, any member of the Wider BPP Group which in any such case is material in the context of the Wider BPP Group taken as a whole; or

(d)	no member of the Wider BPP Group having conducted its business in breach of any applicable laws and regulations in any material respect which in any case is material in the context of the Wider BPP Group taken as a whole; or

(e)	no contingent or other liability having arisen or become apparent or increased which is material in the context of the Wider BPP Group taken as a whole; or

(f)	no steps having been taken which are likely to result in the withdrawal (without replacement), cancellation or termination of any licence, permit, authorisation or consent held by any member of the Wider BPP Group which is material in the context of the Wider BPP Group taken as a whole.

8.	Environmental and other issues

Save as Disclosed:

Environmental

(a)	any past or present member of the Wider BPP Group has not complied in a material respect with all applicable legislation or regulations or authorisations of any jurisdiction with regard to the use, handling, storage, transport, production, supply, treatment, keeping, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to damage or impair the environment or harm human health or otherwise relating to environmental matters or the health and safety of any person or that there has otherwise been any such use, handling, storage, transport, production, supply, treatment, keeping, disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations or authorisations and wherever the same may have taken place), which, in any such case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the BPP Group; or

(b)	there has been a material disposal, discharge, release, spillage, leak or emission of any waste or hazardous substance or any substance likely to damage or impair the environment or harm human health which would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider BPP Group; or

(c)	there is, or is likely to be any liability (whether actual or contingent) or cost on the part of any member of the Wider BPP Group to make good, repair, reinstate or clean up any relevant asset or any other property or any controlled waters under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant person or third party or otherwise;

in each case which is material in the context of the Wider BPP Group taken as a whole; or

Information

(d)	the financial, business or other information disclosed at any time by any member of the Wider BPP Group, whether publicly or in the context of the Acquisition either contained a material misrepresentation of fact or omitted to state a fact necessary to make the information disclosed not materially misleading; or

(e)	any contingent liability disclosed in such disclosed information would or might adversely affect, directly or indirectly, the business, profits or prospects of the Wider BPP Group taken as a whole; or

(f)	any material information disclosed at any time by or on behalf of any member of the Wider BPP Group is or becomes incorrect; or

(g)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider BPP Group to an extent which is material in the context of the Wider BPP Group taken as a whole; or

Accounts

(h)	any member of the Wider BPP Group is subject to any liability, contingent or otherwise, which is material in the context of the Wider BPP Group taken as a whole; or

Intellectual property

(i)	any member of the Wider BPP Group does not own or have licensed to it or otherwise possess legally enforceable rights to use all intellectual property that is:
(i)	required or reasonably necessary for the conduct of business of the relevant member of the Wider BPP Group as currently conducted; or
(ii)	under development for such business;
and, in either case, the absence of which, individually or in the aggregate, would be material in the context of the Wider BPP Group taken as a whole; or

(j)	any member of the Wider BPP Group has infringed any intellectual property rights of any third party where the consequences of which would be material in the context of the Wider BPP Group taken as a whole; or

(k)	any claims have been asserted in writing or threatened in writing by any person:
(i)	that the Wider BPP Group infringes any intellectual property of any third party; or
(ii)	challenging the ownership of any member of the Wider BPP Group to, or the validity or effectiveness of, any of its intellectual property;
and any such claims are material in the context of the Wider BPP Group taken as a whole; or

(l)	any intellectual property held by any member of the Wider BPP Group that is material in the context of the Wider BPP Group taken as a whole is not valid and subsisting; or

(m)	there is material unauthorised use, infringement or misappropriation of any intellectual property of any member of the Wider BPP Group by any third party;

Criminal property

(n)	any asset of any member of the Wider BPP Group constitutes criminal property as defined by section 340(3) Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

B.	Certain further terms of the Acquisition

The Conditions are inserted for the benefit of Apollo UK and no BPP Shareholder shall be entitled to waive any of the Conditions without the prior consent of Apollo UK.

Subject to the requirements of the Panel, Apollo UK reserves the right in its sole discretion to waive all or any of the above Conditions, in whole or in part except Condition 1 which cannot be waived. Apollo shall be under no obligation to waive (if capable of waiver) or to determine to be satisfied, or to treat as fulfilled, any of conditions 2 to 8 inclusive by a date earlier than that date specified in Condition 1 for the fulfilment thereof. The Conditions must each be waived or satisfied (as the case may be) by not later than 30 November 2009 or such later date (if any) as Apollo UK and BPP may, with the consent of the Panel, agree and (if required) the Court may allow, otherwise the Scheme will lapse.

Apollo UK reserves the right to elect to implement the Acquisition by way of a takeover offer (subject to the Panel’s consent). In such event, such offer will be implemented on the same terms and conditions (subject to appropriate amendments, including (without limitation) an acceptance condition set at seventy five per cent. (or such percentage (being more than fifty per cent.) as Apollo UK may decide (in each case, subject to the Panel’s consent)) of the shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

If the Panel requires Apollo UK to make an offer or offers for any BPP Shares under the provisions of Rule 9 of the City Code, Apollo UK may make such alterations to the Conditions of the Acquisition, including to Condition 1, as are necessary to comply with the provisions of that Rule.

The Acquisition will be on the terms and will be subject to, inter alia, the Conditions which are set out in the Part A of this Appendix I and those terms which will be set out in the Scheme Document and related Forms of Proxy and such further terms as may be required to comply with the Listing Rules and the provisions of the City Code.

The Acquisition will lapse and the Scheme will not proceed (unless the Panel otherwise consents) if before the date of the Court Meeting the Office of Fair Trading has referred the Acquisition to the Competition Commission.

The Acquisition and the Scheme will be governed by English law and will be subject to the jurisdiction of the English courts.

The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Each of Conditions 1 to 8 shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

APPENDIX II
Sources and Bases of Information
(i)	The value placed by the Acquisition on the existing issued share capital of BPP is based on 48,952,695 BPP Shares in issue on 5 June 2009, the last dealing day prior to the date of this announcement.

(ii)	The BPP Closing Price on 5 June 2009, the last dealing day prior to the date of this announcement, is taken from the Daily Official List.

(iii)	Unless otherwise stated, the financial information relating to BPP is extracted from the audited consolidated financial statements of BPP for the years ended 31 December 2008 and 31 December 2007.

APPENDIX III
Definitions
The following definitions apply throughout this announcement unless the context requires otherwise:

“Accounting Date”	31 December 2008

“Acquisition”	the proposed acquisition of BPP by Apollo UK

“agreements”	arrangements, agreements, commitments, licences, permits, franchises, partnerships, joint ventures, authorisations or other instrument

“Apollo Global”	Apollo Global, Inc.

“Apollo Global Directors”	the directors of Apollo Global at the date of this announcement

“Apollo Global Group”	Apollo Global, Inc. and its subsidiaries and subsidiary undertakings and, where the context permits, each of them

“Apollo Group”	Apollo Group, Inc.

“Apollo UK”	Apollo UK Acquisition Company Limited

“Apollo UK Directors”	the directors of Apollo UK at the date of this announcement

“associate”	shall be construed in accordance with section 988(1) of the Companies Act 2006

“authorisations”	authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals

“board”	the board of directors of a company

“BPP” or the “Company”	BPP Holdings plc

“BPP Board”	the board of directors of BPP

“BPP Group”	BPP and its subsidiaries and subsidiary undertakings and, where the context permits, each of them

“BPP Shareholders”	holders of BPP Shares

“BPP Shares”	ordinary shares of 10 pence each in the capital of BPP

“BPP Share Schemes”	• the BPP Holdings plc 2008 Share Matching Plan;

• the BPP Holdings plc 2007 Performance Share Plan;

• the BPP Holdings plc 2003 Executive Share Option Scheme;

• the BPP Holdings plc 2003 Executive Share Option Scheme (Unapproved);

• the BPP Holdings plc 1996 Executive Share Option Scheme; and

• the BPP Holdings plc 2000 Sharesave Scheme

“business day”	a day which is not a Saturday, Sunday or public holiday in England

“Capital Reduction”	the proposed reduction of the Scheme Shares provided for by the Scheme under section 137 of the Companies Act 1985

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”	the closing middle-market quotation for one BPP Share, as derived from the Daily Official List

“College”	BPP College of Professional Studies Ltd

“Companies Act 1985”	The Companies Act 1985, as amended from time to time, to the extent that it is force as at the date of this announcement

“Companies Act 2006” or “Act”	The Companies Act 2006, as amended from time to time, to the extent that it is force as at the date of this announcement

“Conditions”	the conditions to the implementation of the Acquisition (including the Scheme) which are set out in Appendix I to this announcement

“Court”	the High Court of Justice in England and Wales

“Court Meeting”	the meeting or meetings of Scheme Shareholders (and any adjournment thereof) to be convened pursuant to an order of the Court under Part 26 of the Companies Act 2006 for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment)

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act 2006 and confirming the reduction of share capital under section 137 of the Companies Act 1985 provided for in the Scheme

“Credit Suisse”	Credit Suisse Securities (Europe) Limited

“Daily Official List”	the daily official list of the London Stock Exchange

“Disclosed”	(i) as disclosed in BPP’s annual report and accounts for the period ended 31 December 2008; or (ii) as publicly announced by BPP (through a Regulatory Information Service) prior to the date of this announcement; or (iii) as otherwise fairly disclosed by or on behalf of BPP in writing or in meetings with Apollo UK attended by Hawkpoint, Apollo UK, Apollo Global and Credit Suisse, prior to the date of this announcement to Apollo UK or any member of the Apollo Group in the course of the negotiations

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms

“Financial Services Authority” or “FSA”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“Forms of Proxy”	the forms of proxy for use at the Court Meeting and the General Meeting

“General Meeting”	the extraordinary general meeting of BPP Shareholders (and any adjournment thereof) to be convened in connection with the Scheme

“Hawkpoint”	Hawkpoint Partners Limited

“Implementation Agreement”	the agreement dated 7 June 2009 between Apollo UK and BPP relating, among other things, to the implementation of the Acquisition

“Independent Inconsistent Transaction”	either:
(a) an offer, scheme of arrangement, recapitalisation or other transaction which involves a change of control of at least 50 per cent. of the BPP Shares in issue; or

(b)    any arrangement or transaction which involves or contemplates the transfer of any interest in the whole, or substantially the whole of the undertaking, assets and/or business of BPP or the BPP Group, which is in each case to be made or entered into by or with a third party which is not acting in concert (as defined in the City Code) with Apollo UK

“intellectual property”	all patents, trademarks, trade names, service marks, copyrights, designs, databases and any applications therefore, schematics, technology, know-how, computer software, programmes or applications (in both source code and object code form), and tangible or intangible proprietary information or material

“ISIN Code”	a UK international securities identification number

“legal proceedings”	actions, suits, proceedings, investigations, references or enquiries

“Listing Rules”	the listing rules of the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000 as amended from time to time and contained in the Financial Services Authority’s publication of the same name

“London Stock Exchange”	London Stock Exchange plc

“Mander Portman Woodward” or “MPW”	BPP’s fifth and sixth form colleges

“Official List”	the official list of the Financial Services Authority

“Panel”	the Panel on Takeovers and Mergers

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulatory Information Service”	means any of the services set out in Appendix 3 to the Listing Rules

“relevant asset”	land, property or other asset now or previously owned, occupied or made use of by any past or present member of the Wider BPP Group

“relevant persons”	governments, governmental, quasi- governmental, supranational, statutory, investigative, regulatory or administrative bodies or trade agencies, associations, institutions or courts, or professional or environmental bodies, or any other persons or bodies whatsoever in any jurisdiction

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act 2006 between BPP and BPP Shareholders, the full terms of which will be set out in the Scheme Document

“Scheme Document”	the document to be sent to BPP Shareholders containing and setting out the Scheme and the notices convening the Court Meeting and the General Meeting

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”	(i) the BPP Shares in issue (but not held in treasury) at the date of the Scheme Document;

(ii) any BPP Shares issued (or transferred out of treasury) after the date of the Scheme Document and before the Voting Record Time; and

(iii) any BPP Shares issued (or transferred out of treasury) at or after the Voting Record Time and before 11:59 p.m. on the day on which the Court Order is made, either on terms that the original or any subsequent holders of such shares shall be bound by the Scheme, or in respect of which the original or any subsequent holders of such shares are, or shall have agreed in writing to be, bound by the Scheme, in each case other than any BPP Shares held or beneficially owned by any member of the Wider Apollo Global Group

“subsidiary”, “subsidiary undertaking”, “undertaking”, “associated undertaking” and “substantial interest”	have the meanings given by the Companies Act 2006, other than paragraph 20(1)(b) of Schedule 4A to that Act which shall be excluded for this purpose, and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“US”	the United States of America

“Voting Record Time”	6:00 p.m. on the day which is two days before the date of the Court Meeting or, if such Court Meeting is adjourned, 6:00 p.m. on the day which is two days before the day of such adjourned meeting

“Wider Apollo Global Group”	Apollo Global, Inc. and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertaking or joint venture or firm or partnership or company in which Apollo Global and/or such subsidiaries or undertakings (aggregating their interests) have a substantial interest

“Wider BPP Group”	BPP and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertaking or joint venture or firm or partnership or company in which BPP and/or such subsidiaries or undertakings (aggregating their interests) have a substantial interest